UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	August 2, 2017

JAMES RIVER GROUP HOLDINGS, LTD.
(Exact name of registrant as specified in its charter)

Bermuda	001-36777	98-0585280
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Wellesley House, 2nd Floor, 90 Pitts Bay Road, Pembroke Bermuda	HM 08
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	+1-441-278-4580

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01.	Entry into a Material Definitive Agreement.

On August 2, 2017, James River Group Holdings, Ltd. (the “Company”), and its wholly-owned subsidiary, JRG Reinsurance Company Ltd. (“JRG Re”, and together with the Company, the “Borrowers”), entered into a credit agreement (the “Credit Agreement”) with BMO Harris Bank N.A., as lender (“BMO”). The Credit Agreement provides the Borrowers with a revolving line of credit of up to $100 million, which may be used for loans and letters of credit made or issued, at Borrowers’ option, on a secured or unsecured basis. The loans and letters of credit made or issued under the revolving line of credit may be used to finance the Borrowers’ general corporate purposes. The Borrowers’ obligations under the Credit Agreement will mature on the date which is 30 days after notice from BMO terminating the availability period or, if earlier, following a default by the Borrowers which is not waived by BMO.

Interest rates for the revolving line of credit are established, at the Borrowers’ option, based on the Eurodollar rate or a defined base rate. Such interest rates range from 1.325% to 1.700% above the Eurodollar rate for unsecured Eurodollar-based loans and from 0.325% to 0.700% above the defined base rate for unsecured base rate loans, in each case depending on the Company’s leverage ratio. Interest rates applicable to secured loans are 0.375% above the Eurodollar rate for Eurodollar-based loans and the defined base rate for base rate loans. Letter of credit fees accrue based on the daily amount available to be drawn under outstanding letters of credit and range from 1.325% to 1.700% for letters of credit issued under the unsecured portion of the revolving line of credit, depending on the Company’s leverage ratio, and 0.375% for letters of credit issued under the secured portion of the revolving line of credit. If the Borrowers default under the Credit Agreement, BMO may increase the interest rate(s) to 2.0% more than the rate(s) otherwise applicable.

The Credit Agreement contains certain financial and other covenants (including minimum consolidated net worth and a maximum ratio of total debt outstanding to total capitalization covenants). The other covenants limit, in certain circumstances, the Borrowers’ ability to take a variety of actions, including but not limited to: incur indebtedness; create or maintain liens on its property or assets; make investments, loans and advances; repurchase shares of its capital stock; engage in acquisitions, mergers, consolidations and asset sales; enter into reinsurance agreements and pay dividends and distributions. The Borrowers’ insurance subsidiaries are required to maintain ratings from A.M. Best Company, Inc. of not lower than “A-”. The Credit Agreement also contains customary default provisions.

In order to secure borrowings and letters of credit made or issued under the secured portion of the revolving line of credit, JRG Re entered into a pledge and security agreement on August 2, 2017 with BMO (the “Pledge and Security Agreement”), pursuant to which JRG Re will pledge certain investment securities. In the event the Company elects to pledge investment securities as collateral for the secured portion of the revolving credit facility, the Company will enter into a similar pledge and security agreement.

BMO is a lender and its affiliate is a joint lead arranger under the Company’s Amended and Restated Credit Agreement dated as of December 7, 2016, as amended, and its affiliate was also an underwriter in the December 2014 initial public offering of the Company’s common shares. Additionally, BMO and its affiliates may in the future provide normal banking, investment banking and/or advisory services for the Company and/or its affiliates from time to time.

The foregoing summary is qualified in its entirety by reference to the Credit Agreement and the Pledge and Security Agreement, copies of which are attached hereto and incorporated by reference herein as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K, respectively.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

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Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Credit Agreement, dated as of August 2, 2017, among James River Group Holdings, Ltd., JRG Reinsurance Company Ltd. and BMO Harris Bank N.A.

10.2	Pledge and Security Agreement, dated as of August 2, 2017, by and between James River Group Holdings, Ltd. and BMO Harris Bank N.A.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

James River Group Holdings, Ltd.

Dated: August 2, 2017	By:	/s/ Sarah C. Doran
Sarah C. Doran
Chief Financial Officer

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Exhibits

Exhibit No.	Description

10.1	Credit Agreement, dated as of August 2, 2017, among James River Group Holdings, Ltd., JRG Reinsurance Company Ltd. and BMO Harris Bank N.A.

10.2	Pledge and Security Agreement, dated as of August 2, 2017, by and between JRG Reinsurance Company Ltd. and BMO Harris Bank N.A.

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